                                                                     EXHIBIT 2.3





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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              ECLIPSYS CORPORATION

                          EMTEK HEALTHCARE CORPORATION

                                       AND

                                 MOTOROLA, INC.




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                                January 30, 1998

                                TABLE OF CONTENTS

         1.       Definitions.....................................................................................1

         2.       Basic Transaction...............................................................................8
                  (a)      Purchase and Sale of Acquired Assets...................................................8
                  (b)      Excluded Assets.......................................................................10
                  (c)      Assumption of Liabilities.............................................................12
                  (d)      Excluded Liabilities..................................................................13
                  (e)      Purchase Price........................................................................16
                  (f)      The Closing...........................................................................16
                  (g)      Deliveries at the Closing.............................................................16

         3.       Representations and Warranties of the Seller...................................................17
                  (a)      Organization of the Seller............................................................17
                  (b)      Authorization of Transaction..........................................................17
                  (c)      Noncontravention......................................................................17
                  (d)      Brokers' Fees.........................................................................18
                  (e)      Title to Tangible Assets..............................................................18
                  (f)      Sufficiency of Acquired Assets; Machinery and Equipment...............................18
                  (g)      Financial Statements..................................................................19
                  (h)      Events Subsequent to December 31, 1997................................................20
                  (i)      Legal Compliance......................................................................23
                  (j)      Tax Matters...........................................................................23
                  (k)      Real Property.........................................................................23
                  (l)      Intellectual Property.................................................................25
                  (m)      Contracts.............................................................................26
                  (n)      Litigation............................................................................27
                  (o)      Employee Benefits.....................................................................28
                  (p)      Environmental, Health, and Safety Matters.............................................28
                  (q)      Investment............................................................................29
                  (r)      Absence of Undisclosed Liabilities....................................................29
                  (s)      Insurance Policies....................................................................29
                  (t)      Consents..............................................................................29
                  (u)      Labor Matters.........................................................................30
                  (v)      Licenses, Permits, and Authorizations.................................................30
                  (w)      Customers and Suppliers...............................................................30
                  (x)      Officers' and Key Employees' Salaries.................................................31
                  (y)      Inventory.............................................................................31
                  (z)      Absence of Certain Payments...........................................................31
                  (aa)     Location of Assets....................................................................31
                  (bb)     Accounts Receivable...................................................................31

                  (cc)     Warranty Policies.....................................................................32
                  (dd)     Disclaimer of other Representations and Warranties....................................32

         4.       Representations and Warranties of the Buyer....................................................32
                  (a)      Organization..........................................................................33
                  (b)      Authorization of Transaction..........................................................33
                  (c)      Noncontravention......................................................................33
                  (d)      Brokers' Fees.........................................................................34
                  (e)      Eclipsys Stock........................................................................34
                  (f)      The Buyer.............................................................................34

         5.       Certain Covenants..............................................................................35
                  (a)      Notices and Consents; Assignment of Acquired Contracts;
                           Material Contracts....................................................................35
                  (b)      Customer Commitment Reimbursement.....................................................36
                  (c)      Confidentiality.......................................................................36

         6.       Certain Other Covenants........................................................................36
                  (a)      General...............................................................................36
                  (b)      Litigation Support....................................................................36
                  (c)      Transition Services...................................................................37
                  (d)      Training..............................................................................37
                  (e)      Use of Names..........................................................................37
                  (f)      Endorsements; Bank Accounts...........................................................37
                  (g)      Possession and Control of Assets; Access to Information...............................38
                  (h)      Certain Payments......................................................................38
                  (i)      Non-Competition and Non-Solicitation Agreement........................................38
                  (j)      Wireless Agreement....................................................................38
                  (k)      Eclipsys Investor Rights Agreement....................................................38
                  (l)      Eclipsys Registration Rights Agreement................................................38
                  (m)      Support for International Business Customers..........................................39
                  (n)      Guaranty by Eclipsys..................................................................39
                  (o)      Further Provisions With Respect to Intellectual Property..............................39
                  (p)      Grant-Back License to Seller..........................................................39
                  (q)      Further Cooperation and Assistance With Respect to Audi
                           Matters...............................................................................39
                  (r)      Additional Agreements With Respect to Performance Bonds,
                           Guarantees............................................................................41
                  (s)      Post-Closing Deliveries...............................................................41

         7.       Employment and Employee Benefit Matters........................................................41
                  (a)      Transferred Employees.................................................................41
                  (b)      Construction..........................................................................42
                  (c)      Recognition of Service; Pre-Existing Conditions; Deductible
                           Fulfillment...........................................................................43
                  (d)      No Duplicate Benefits.................................................................43
                  (e)      Severance Arrangements................................................................43

                                      -ii-

                  (f)      Compensation; Salary Increase Set-Aside...............................................44
                  (g)      Welfare Plans.........................................................................44
                  (h)      Other Benefit Matters.................................................................45
                  (i)      Third Party Rights....................................................................46
                  (j)      Reimbursement of Tuition Expenses.....................................................46
                  (k)      Seller Assistance.....................................................................46
                  (l)      Assumed and Excluded Liabilities......................................................47
                  (m)      Profit Sharing and Investment Plan Asset Transfer.....................................47

         8.       Tax Matters....................................................................................47
                  (a)      Seller Tax Returns....................................................................47
                  (b)      Buyer Tax Returns.....................................................................47
                  (c)      Transfer Taxes........................................................................47
                  (d)      Apportioned Obligations...............................................................48

         9.       Conditions to Obligation to Close..............................................................48
                  (a)      Conditions to Obligation of the Buyer.................................................48
                  (b)      Conditions to Obligation of the Seller................................................50

         10.      Remedies for Breaches of this Agreement........................................................51
                  (a)      Survival of Provisions................................................................51
                  (b)      Indemnification Provisions for Benefit of the Buyer...................................51
                  (c)      Indemnification Provisions for Benefit of the Seller..................................52
                  (d)      Matters Involving Third Parties.......................................................53
                  (e)      Determination of Adverse Consequences.................................................54
                  (f)      Exclusive Remedy......................................................................54
                  (g)      Satisfaction of Seller Indemnification................................................54

         11.      Miscellaneous..................................................................................54
                  (a)      Press Releases and Public Announcements...............................................54
                  (b)      No Third-Party Beneficiaries..........................................................55
                  (c)      Entire Agreement......................................................................55
                  (d)      Succession and Assignment.............................................................55
                  (e)      Counterparts..........................................................................55
                  (f)      Headings..............................................................................55
                  (g)      Notices...............................................................................55
                  (h)      Governing Law.........................................................................57
                  (i)      Amendments and Waivers................................................................57
                  (j)      Severability..........................................................................57
                  (k)      Expenses..............................................................................57
                  (l)      Construction..........................................................................57
                  (m)      Incorporation of Exhibits and Schedules...............................................58
                  (n)      Bulk Transfer Laws....................................................................58


Exhibit A     -   Form of Bill of Sale
Exhibit B     -   Form of Undertaking
Exhibit C-1   -   Most Recent Balance Sheet
Exhibit C-2   -   Financial Statements
Exhibit D     -   Form of Transition Services Agreement
Exhibit E     -   Form of Non-Competition/Non-Solicitation Agreement
Exhibit F     -   Form of International Software and Support Agreement
Exhibit G     -   Form of Eclipsys Guaranty
Exhibit H     -   Form of Motorola-Eclipsys Profit Sharing Transfer Agreement




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



                            ASSET PURCHASE AGREEMENT


                THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of January 30, 1998, by and between EMTEK HEALTHCARE CORPORATION, a Delaware corporation (the "Buyer"), ECLIPSYS CORPORATION, a Delaware corporation ("Eclipsys") and MOTOROLA, INC., a Delaware corporation (the "Seller"). The Buyer, Eclipsys and the Seller are referred to collectively herein as the "Parties."

                This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain agreed upon liabilities which are specified in this Agreement) of the Emtek Healthcare Division of the Seller in return for the Eclipsys Stock.

                Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                1.    Definitions.

                "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

                "Acquired Assets" has the meaning set forth in Section 2(a) of this Agreement.

                "Acquired Contracts" has the meaning set forth in Section 2(a)(vii) of this Agreement.

                "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable fees and expenses of attorneys and other professionals.

                "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any governmental authority to which either the Seller, the Division, the Buyer, Eclipsys, or any of their respective Affiliates or properties, as applicable, is subject.


                "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Chase Manhattan Bank, New York (or any successor thereto).


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

                "Assumed Liabilities" has the meaning set forth in Section 2(c) of this Agreement.

                "Bill of Sale" means that certain Bill of Sale dated as of the date hereof in the form of Exhibit A attached hereto.

                "Business" means the business of providing computer software products and related services to the Healthcare Industry and other similar activities conducted by the Division as at the date of this Agreement and as at the Closing Date.

                "Buyer" means Emtek Healthcare Corporation, a Delaware corporation, and a wholly-owned subsidiary of Eclipsys.

                "Cash" means cash and cash equivalents (including marketable securities and short term investments).

                "Closing" has the meaning set forth in Section 2(f) below.

                "Closing Balance Sheet" means the unaudited balance sheet of the Division as of January 24, 1998 as updated by the "Updated Closing Balance Sheet." Once the Updated Closing Balance Sheet has been delivered, the term "Closing Balance Sheet" shall mean such Updated Closing Balance Sheet.

                "Closing Date" has the meaning set forth in Section 2(f) below.

                "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated pursuant thereto.

                "Competing Uses" means the direct or indirect use of computer software designed for the Healthcare Industry with applications used to gather, analyze or provide information for healthcare professionals or providers with any of the following characteristics: (i) clinical information systems, (ii) laboratory information systems, (iii) financial information systems for the Healthcare Industry, (iv) managed care information systems, (v) resource scheduling systems, (vi) clinical orders, (vii) clinical data repository, (viii) point-of-care systems, (ix) database for clinical imaging, (x) clinical and financial decision support systems, (xi) point of care charting, or (xii) document management.

                "Confidential Information" means any software programs, trade secrets, confidential files or data, customer and supplier lists and all other material information concerning the Business and affairs of the Division that is not currently available to the public, or is otherwise designated as "confidential" or "proprietary" by one or more of the Parties hereto.

                "Deferred Intercompany Transaction" has the meaning set forth in Reg. ss. 1.1502-13 of the code.
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                "Disclosure Schedules" has the meaning set forth in Section 3 of this Agreement.

                "Division" means the Emtek Healthcare Division of Seller and the Business conducted by the Seller in respect of that Division; provided, that it is understood and agreed by the parties to this Agreement that the Buyer is not acquiring any of the International Business of the Emtek Healthcare Division of Seller and, consequently, unless otherwise expressly set forth in writing to the contrary for purposes of this Agreement (and any other agreement into which this definition is incorporated by reference) the term "Division" shall only be construed to mean the Business operations of the Emtek Healthcare Division of Seller which are conducted in the United States, its territories and possessions, and in the Dominion of Canada.

                "Eclipsys Common Stock" means the shares of Class A Common Stock, $.01 par value per share of Eclipsys.

                "Eclipsys Equity Documents" means, collectively the Eclipsys Investors Rights Agreement and the Eclipsys Registration Rights Agreement.

                "Eclipsys Investors Rights Agreement" means that certain Second Amended and Restated Stockholders Agreement, dated as of the date hereof by and among Eclipsys and the stockholders named therein, including Seller.

                "Eclipsys Registration Rights Agreement" means that certain Second Amended and Restated Registration Rights Agreement dated as of the date hereof by and among Eclipsys and the stockholders named therein, including Seller.

                "Eclipsys Stock" means the 1,500,000 shares of Eclipsys Common Stock to be issued to the Seller at the Closing.

                "Employee Benefit Plan" has the meaning set forth in Section 3(3) of ERISA.

                "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances of wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

                "Excluded Assets" has the meaning set forth in Section 2(b) of this Agreement.

                "Excluded Liabilities" has the meaning set forth in Section 2(d) of this Agreement.


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

                "Financial Statements" has the meaning set forth in Section 3(g) of this Agreement.

                "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Healthcare Industry" means the direct or indirect providing, insuring, facilitating or improving of physical, mental or other care for any Person, including through any hospital, physician's clinic, health maintenance organization, physician, integrated delivery network, home health care, psychiatric care, pharmaceutical company, managed care, health insurance company, skilled nursing facility or similar provider.

                "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

                "Income Tax Return" means any return, declaration, report claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

                "Indebtedness" means, as to the any Person, at any date, without duplication, but EXCLUDING all current trade payables and accrued expenses incurred in the ordinary course of such Person's business, all of the following obligations: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all capitalized lease obligations (including the future payment obligations of thereunder discounted to their present value in accordance with GAAP for the purposes hereof), of such Person,
(f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, to purchase, redeem, retire or otherwise acquire for value any capital stock (other than common stock) of such Person, (g) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above; and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on Property or any asset (including, without limitation, accounts and contract rights) owned or held by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all current maturities and current sinking fund payments in respect of any of the items in clauses (a) through (i) whether or not required to be paid within one year from the date of its creation.

                "Indemnified Party" has the meaning set forth in Section 10(d) of this Agreement.

                "Indemnifying Party" has the meaning set forth in Section 10(d) of this Agreement.

                "Intercompany Obligations" means, as the case may be (i) all Indebtedness, accounts payable, accrued expenses and other obligations owed by Seller or any of Seller's Affiliates (other than the Division) to the Division, and/or (ii) all Indebtedness, accounts payable, accrued expenses and other obligations owed by the Division to the Seller or any of Seller's Affiliates (other than the Division).

                "International Business" has the meaning set forth in Section 2(b)(vi) of this Agreement.

                "Knowledge" means, where any representations or warranties of any Person are qualified to such person's or entity's "knowledge" (or words to that effect) the actual knowledge (after reasonable inquiry of key employees in the ordinary course of business) of any executive officer or director of such Person (including, in respect of the Division, the executive officers of the Division and such other persons as are listed on Schedule 1(b) hereto).

                "Material Adverse Effect" means, with respect to the Division or any entity (or group of entities taken as a whole), such state of facts, events, change or effect as has had, or would reasonably be expected to have, a material adverse effect on the Acquired Assets, the Business or the financial condition of the Division, taken as a whole, or, such entity (or group of entities, taken as a whole), or with respect to the transactions contemplated hereby, on the ability of Buyer and Seller to consummate the transactions contemplated hereby.

                "Most Recent Balance Sheet" means the unaudited balance sheet of the Division at December 31, 1997 attached hereto as Exhibit C-1 and included in the Financial Statements attached hereto as Exhibit C-2.

                "Ordinary Course of Business" or "ordinary course of business" means, with respect to any Person, the ordinary course of business consistent with immediately past custom and practice (including with respect to quantity and frequency of any item or action) of such Person.

                "Party" has the meaning set forth in the preface above.

                "Permitted Liens" means any (a) mechanic's, materialmen's, and similar liens for work performed in the Division's ordinary course of business with respect to the asset against which such lien exists, which amounts are not yet due and payable in the ordinary course of business, (b) liens for Taxes not yet due and payable or for taxes that the Taxpayer is contesting in good faith through appropriate proceedings and has taken adequate reserves for in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens identified on Schedule 3(e).

                "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

                "Profit Sharing Transfer Agreement" means that certain Motorola-Eclipsys Profit Sharing transfer agreement in the form of Exhibit H attached hereto.

                "Purchase Price" has the meaning set forth in Section 2(e) of this Agreement.

                "Residual License" means that license granted by Seller to Buyer under Section 6(p).

                "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, claim, levy, lease, or other security interest as defined in Article 9 of the Uniform Commercial Code.

                "Seller" has the meaning set forth in the preface above.

                "Seller Benefit Plan" has the meaning set forth in Section 3(o) of this Agreement.

                "Taxes" means any and all Taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local, supra-national or foreign governmental authority or any political subdivision thereof, including without limitation, income, gross receipts, ad valorem, value added, minimum Tax, franchise, sales, use, excise, mortgage recording, estimated, withholding or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to Tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax returns or other information statement, payee statement or other information required to be provided to any federal, state local or foreign governmental authority with respect to Taxes or Employee Benefit Plans.

                "Third Party Claim" has the meaning set forth in Section 10(d) below.


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


                "Transaction Documents" means the collective reference to this Agreement, the International Support Agreement, the Bill of Sale, the Undertaking, the Non-Competition and Non-Solicitation Agreement, the Transition Services Agreement and the Profit Sharing Transfer Agreement.

                "Undertaking" means that certain Undertaking dated as of the date hereof in the form of Exhibit B attached hereto.

                "Updated Closing Balance Sheet" means the unaudited balance sheet of the Division as of the close of Business on January 30, 1998 delivered to Buyer in accordance with Section 6(s).


                2.    Basic Transaction.

                (a) Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, conveys, transfers, delivers, assigns and sets over to Buyer, and Buyer hereby purchases and accepts from Seller, free and clear of any Security Interest, except Permitted Liens, the Business and all of the properties, assets, rights and interests (but excluding all Excluded Assets) of or in respect of the Division owned by Seller of every kind and description whatsoever and wherever located, tangible and intangible, real, personal and mixed, as they shall exist at the time of the Closing (the "Acquired Assets"), including the following assets, properties and rights of the Division:

                  (i) all goodwill and going concern value associated with the Division and the Business;

                  (ii) all inventories of raw materials (whether or not in transit), work-in-process and finished goods and products inventory and consigned goods of the Division, including therein all packaging materials and other items designated as inventory (collectively, the "Inventory");

                  (iii) all leaseholds and subleaseholds in respect of real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets), and the other real property owned by, or used in respect of, the Division, all as more particularly described in Schedule 3(k) attached hereto (the "Real Property");

                  (iv) all tangible personal property, including all machinery and other equipment, tools and dies, furniture, fixtures, vehicles and other transportation equipment, computer equipment, office supplies and all other fixed assets which are not included within the Real Property but are reflected on the Most Recent Balance Sheet and the Closing Balance Sheet or are primarily utilized in the conduct of the Business;

                  (v) all United States and Canadian patents and patent applications as set forth in Schedule 3(1) subject to license granted to Seller pursuant to Section 6(p); all copyrights (registered and unregistered) and copyright applications in the United States and Canada with respect or relating to the software identified in Schedule 3(1) which are owned by the Division or by Seller, subject to the license granted to Seller pursuant to Section 6(p); all trademarks, trademark applications, service marks, trade names and trade name applications in the United States and Canada as set forth in Schedule 3(1), including all rights to use the name "Emtek" and all other names, logos and slogans used by the Division or by Seller in the operation of the Business of the Division, and the goodwill associated therewith; and all licenses and sublicenses granted and obtained with respect to each of the foregoing patents, copyrights and trademarks, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                  (vi) all intellectual property rights within the United States, its territories and possessions, and Canada not otherwise covered by Section 2(a)(v) hereof owned by the Division or by Seller that were developed and/or used primarily in respect of the Division, including all customer lists, know-how, trade secrets, drawings, processes, engineering data, directions, software, computer programs, databases and other technical information and specifications owned by the Division or by Seller in the operation of the Business of the Division (the assets described in Sections 2(a)(v) and 2(a)(vi) are sometimes hereinafter collectively referred to as "Proprietary Rights"), subject to the license granted to Seller pursuant to Section 6(p);

                  (vii) the full benefit of all leases, subleases, and all other agreements (other than this Agreement), contracts, indentures, mortgages, instruments, security interests, surety bonds, performance bonds, guarantees, and letters of credit in favor of the Division or the Seller primarily in respect of the Division, other similar arrangements, and all rights thereunder (including warranties and indemnifications) to which the Division is a party or a third party beneficiary or Seller is a party primarily on behalf of the Division or the Business, including all purchase orders, purchase contracts, agreements to provide products or services to customers, sales orders and sales contracts, and which are identified or otherwise referred to on
                           Schedule 2(a)(vii) (collectively, the "Acquired Contracts");

                  (viii) all accounts, notes, and other receivables or rights of the Division or the Business to receive payments from Persons, other than

                           Intercompany Obligations of the Seller or its Affiliates (the "Receivables");

                  (ix) all rights to the extent the Division (or the Seller in respect of the Division) has prepaid expenses, and all claims, refunds, causes of action, causes in action, rights of recovery and rights of set-off of every kind and nature, except to the extent the same relate to liabilities which (i) are not included within the Assumed Liabilities, or (ii) are related to the Excluded Assets;

                  (x) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, authorizations, and similar rights obtained from governments and governmental agencies by the Division or by the Seller in respect of the Division;

                  (xi) all books, records, ledgers, files (including personnel files as to which Seller has received direction to transfer to Buyer from the related Transferred Employee) documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials of the Division or of the Seller primarily in respect of the Division, whether in tangible form, or in electronic or other media, all to the extent that the same relate primarily to the Acquired Assets or the Business; provided that at all times Seller shall have the right to maintain a copy of and (so long as such use shall not violate any covenant or agreement of Seller contained herein or in the other Transaction Documents) utilize the information associated with such materials; and

                  (xii) assets in Seller's Profit Sharing and Investment Plan that relate to the total account balances of Transferred Employees that will be transferred to Buyer's 401(k) Plan pursuant to the Profit Sharing Transfer Agreement.

                (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the following assets of the Division (collectively, the "Excluded Assets"):

                  (i) any patents or patent applications owned by Seller, whether or not used in the Business which are not being transferred to Buyer and not listed on Schedule 3(1) attached hereto;

                  (ii) all trademarks, trademark applications, service marks, trade names and trade name applications, copyrights and copyright applications owned or (if any) licensed by the Division or by Seller whether or not in respect of the Division or the Business and the goodwill associated therewith, and all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of the United States which are not being transferred to the Buyer pursuant to Schedule 3(1) attached hereto;

                  (iii)    information contained in the assets described in
                           Section 2(a)(xi) above which is confidential and/or proprietary to Seller but only to the extent that the same are not required or necessary in order for the Buyer to conduct the Business in all material respects as conducted by Seller immediately prior to the Closing;

                  (iv) any of the rights of the Seller under this Agreement or any Exhibit hereto, and any agreement executed in connection herewith, including any agreement in the form of an Exhibit hereto;

                  (v) all Tax refunds and other rights (including, without limitation, rights to indemnification) and claims of the Division, of the Seller in respect of the Division or of the Seller, in respect of or relating to (i) Tax liabilities not assumed by the Buyer and any other liabilities not assumed by the Buyer or
                           (ii) any other Excluded Assets;

                  (vi) subject at all times to Buyer's covenants and agreements set forth in Section 6(m) hereof, all other assets, properties, and rights of the Seller in connection with that portion of the Business which is conducted with customers located outside of the United States of America, its territories and possessions and the Dominion of Canada (the "International Business"), and as further if any, identified on Schedule 2(b)(vi) hereto;

                  (vii)    any Cash;

                  (viii) any assets or properties of Seller not related to the Business or the Division;

                  (ix) the security interests, surety bonds, performance bonds, guarantees, and letters of credit in favor of the Division or the Seller primarily in respect of the Division which are provided by Seller or one of Seller's Affiliates, including those listed on
                           Schedule 2(b)(ix);

                  (x) all Intercompany Obligations owed by the Seller or any of Seller's Affiliates to the Division; and

                  (xi) all plan assets of all Seller Benefit Plans with respect to participants employed by the Division other than assets in Seller's Profit Sharing and Investment Plan that relate to the total account balances of Transferred Employees that will be transferred to Buyer's 401(k) Plan, as provided in the Profit Sharing Transfer Agreement.

                (c) Assumption of Liabilities. On the subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for, only the following liabilities and obligations of the Division or of the Seller in respect of the Division (the "Assumed Liabilities"). The Assumed Liabilities shall consist of and be limited to:

                  (i) all obligations required to be performed following the Closing Date pursuant to the terms of the Acquired Contracts;

                  (ii) those specific assumed items of Indebtedness identified on Schedule 2(c)(ii);

                  (iii) those pro-ration items for which the Buyer is responsible which are identified on Schedule 2(c)(iii);

                  (iv) those obligations of the Division to indemnify any Person by reason of the fact that he or it was a director, officer, employee, or agent of the Division or was serving at the request of the Division as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); provided, that all such indemnification obligations are identified in
                           Schedule 2(c)(iv);

                  (v) those outstanding warranty, service or support liabilities as reflected in the Most Recent Balance Sheet and the Closing Balance Sheet with respect to products sold by the Division (but for purposes of this clause (v) in an amount not in excess of the amounts set forth therein), or otherwise identified on Schedule 2(c)(v);

                  (vi) those other specific liabilities and obligations of the Division, but only to the extent expressly set forth in Schedule 2(c)(vi);

                  (vii) fifty percent (50%) of all liabilities for transfer, sales, use, and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby (collectively, the "Transaction Taxes", it being understood that the parties intend to split equally the costs of such Transaction Taxes); and

                  (viii) all trade payables of the Division (other than Intercompany Obligations) existing as at the Closing Date which were incurred in the Ordinary Course of Business and are reflected on the Closing Balance Sheet (but for purposes of this clause (viii) in an amount not in excess of the amount set forth therein).

                (d) Excluded Liabilities. Notwithstanding anything to the contrary, expressed or implied, contained in this Agreement, neither the Buyer nor Eclipsys shall assume any liabilities or obligations of the Division, other than the Assumed Liabilities specified in Section 2(c) above. Without limiting the generality of the foregoing, the Assumed Liabilities shall not include any of the following (the "Excluded Liabilities"):

                  (i) any liability of the Seller for unpaid Taxes (with respect to the Division or otherwise) for periods prior to the Closing;

                  (ii) any liability of the Seller for any Income Taxes arising because the Seller is transferring the Acquired Assets or because the Seller has deferred gain on any Deferred Intercompany Transaction;

                  (iii) any liability or obligation of the Seller under this Agreement or any liability or obligation of the Seller under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement including, without limitation, agreement in the form of any Exhibit attached hereto;

                  (iv) any obligation or liability of Seller arising out of or incurred in respect of any transaction occurring on or after the Closing Date unrelated to the Acquired Assets, the Division, or the Buyer's operation of the Business;

                  (v) any obligation or liability arising out of or in respect of any and all events, circumstances, acts of omission or commission which shall have occurred at any time on or prior to the Closing Date and which shall constitute or otherwise result in a violation of any Environmental, Health and Safety Requirements, ERISA, the Code or any other Applicable Law binding upon any of the Parties except to the extent expressly set forth as a liability on the Closing Balance Sheet reflected (but not in excess of the amounts set forth therein) or on Schedule 2(c)(vi);

                  (vi) any obligation or liability to pay any wages, salaries, bonuses, commissions, pension, profit sharing, or other forms of remuneration to any salaried, hourly or commissioned employee of the Seller or the Division for all periods, through and including the Closing Date, including, without limitation, all senior executive retention plans and agreement of the Seller or the Division (collectively the "Seller Remuneration") other than accrued payments (such as sales commissions) reflected on the Closing Balance Sheet (but for purposes of this clause (vi) in an amount not in excess of the amounts set forth therein) or on Schedule 2(c)(vi), or obligations to pay to Transferred Employees the assets transferred to Buyer's 401(k) Plan from Seller's Profit Sharing and Investment Plan, as provided in the Profit Sharing Transfer Agreement;

                  (vii) any Indebtedness of the Seller, the Division or the Business of any kind, except as set forth as a liability reflected on the Closing Balance Sheet (but for purposes of this clause

                  (vii) in an amount not in excess of the amounts set forth therein) and expressly identified on Schedule 2(c)(ii) hereto;

                  (viii) any unpaid fees and expenses of Seller's investment bankers, counsel, accountants or other experts incurred in connection with the negotiation, execution, delivery, and performance of this Agreement and related documentation and the closing of the transactions contemplated hereby and thereby;

                  (ix) other than accrued payments (such as sales commissions) reflected on the Closing Balance Sheet (but for purposes of this clause (ix) in an amount not in excess of the amounts set forth therein) or on
                           Schedule 2(c)(vi) or obligations to pay to Transferred Employees the assets transferred to Buyer's 401(k) Plan from Seller's Profit Sharing and Investment Plan, as provided in the Profit Sharing Transfer Agreement, any liability or obligation of the Seller, regardless of whether any such liability or obligation is currently in existence or inchoate, conditional or nonconditional or direct or indirect, relating to any Employee Benefit Plan, written or oral employment or consulting agreement, severance pay plan, employee relations policy (or practice, agreement or arrangement), agreement with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan and any deferred compensation agreement (or plan, program, or arrangement) to the extent any such agreement is not included within the definition of "Acquired Contracts" and which is, or at any time was, sponsored or maintained by (or to which contributions are, were, or at any time were required to have been, made by) (i) Seller or (ii) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which Seller is a member (the "Controlled Group");

                  (x) any liabilities or obligations of any kind or description relating to the International Business of the Seller;

                  (xi) those pro-ration items for which the Seller is responsible pursuant to Schedule 2(c)(iii);

                  (xii) any liabilities or obligations of any kind or description which are owed by the Division or the Business to the Seller or any other Affiliate of the Seller on the Closing Date (the "Intercompany Obligations"), all of which shall be extinguished as at the Closing Date;

                  (xiii)   fifty percent (50%) of the Transaction Taxes;

                  (xiv) any liabilities relating to litigation pending against Seller and/or the Division with respect to the Division or the Business, including the litigation identified on Schedule 3(n);

                  (xv) any liability with respect to the Division's relationship prior to the Closing Date with St. Francis Medical Center, Cape Ghirardeaux, Mississippi (it being understood that the related contract associated with such relationship is not an "Acquired Contract").

The Buyer acknowledges that it is assuming the Assumed Liabilities and that Buyer has the sole responsibility to pay, discharge and perform all of the Assumed Liabilities promptly when due. The Seller hereby acknowledges that it is retaining the Excluded Liabilities and that Seller has the sole responsibility to pay, discharge and perform all such liabilities and obligations promptly when due.

                (e) Purchase Price. At the Closing, the Buyer hereby assumes the Assumed Liabilities and shall pay the other consideration to Seller described in this Section 2(e) (the "Purchase Price") by delivery of 1,500,000 shares of Eclipsys Stock, against performance by the Seller of its obligations to sell and transfer the Acquired Assets to the Buyer at the Closing.

                (f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place at the offices of Motorola, Inc. in Schaumburg, Illinois commencing at 10:00 a.m. local time on the date hereof (the "Closing Date"). For all purposes hereof the transfer of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the close of business on January 30, 1998 (5:00 p.m. Mountain time).

                (g) Deliveries at the Closing. At the Closing, (i) the Seller herewith delivers to the Buyer the various certificates, instruments, and documents referred to in Section 9(a) below; (ii) the Buyer herewith delivers to the Seller the various certificates, instruments, and documents referred to in
Section 9(b) below; (iii) the Seller herewith executes, acknowledges (if appropriate), and delivers to the Buyer (A) the Bill of Sale in the form of Exhibit A hereto and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably have requested; (iv) the Buyer herewith executes, acknowledges (if appropriate), and delivers to the Seller (A) an undertaking in the form attached as Exhibit B hereto and (B) such other instruments of assumption as the Seller and its counsel reasonably have requested; and (v) the Buyer is delivering herewith to the Seller certificates evidencing the shares of Eclipsys Stock identified as the consideration specified in Section 2(e) above.

                3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedules attached to this Agreement (the "Disclosure Schedule"). The Seller acknowledges and agrees that the Buyer is relying upon these representations and warranties, and such reliance shall not be diminished in any fashion by any due diligence which may be performed by the Buyer. The disclosure in any portion of the Disclosure Schedules is incorporated by reference into other portions of the Disclosure Schedules provided, that the information so incorporated is disclosed in the other portion of the Disclosure Schedule(s) with sufficient specificity and clarity so as to make its incorporation and relevance to the portion of the Disclosure Schedule(s) in which it is incorporated by reference reasonably clear.

                (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver each of this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. Each of this Agreement and the other Transaction Documents constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as enforceability may be limited by the laws of bankruptcy, reorganization and creditors' rights generally and except as enforcement thereof may be limited as to certain equitable remedies.

                (c) Noncontravention. Neither the execution and the delivery of this Agreement, the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will (i), to the Knowledge of Seller, violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii), to the Knowledge of Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); in each case except (i) for any such notices, filings, authorizations consents or approvals which will be obtained prior to Closing, or
(ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. To the Knowledge of Seller, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) or the other Transaction Documents, other than as may be required for compliance with the provision of the Hart-Scott-Rodino Act and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

                (d) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or agent with respect to the transactions contemplated by this Agreement for which Eclipsys or the Buyer could become liable or obligated. The fees of Merrill Lynch & Co., whom the Seller has retained in connection with this transaction, shall be borne by Seller.

                (e) Title to Tangible Assets. With respect to the Division's tangible assets, Seller has good title to, or a valid leasehold interest in, the material tangible assets used regularly in the conduct of its businesses free and clear of any Security Interest other than Permitted Liens, provided that the Indebtedness secured by any such Permitted Liens, in the aggregate, does not exceed $50,000.

                (f)   Sufficiency of Acquired Assets; Machinery and Equipment.

                  (i) The Acquired Assets together with the assets being
                      provided by Seller on a transitional basis pursuant to the Transition Services Agreement and the assets which will be provided by Eclipsys or the Buyer to replace such assets constitute all of the assets required to conduct the Business of the Division on the date hereof as presently conducted by Seller (it is understood that the Seller conducted the Business of the Division as a "division", providing corporate assets and services, and it is expected Eclipsys as the parent of the Buyer would provide similar assets and services) without which the Business of the Division would suffer a Material Adverse Effect provided, that it is understood and agreed that as materials are used up or machinery, equipment, plant and property suffer wear and tear following the Closing Date, additional materials and services as may be required for the conduct of the Business of the Division from time to time.

                 (ii) All items of machinery, equipment, and other fixed assets
                      (exclusive of real property) included in the Acquired Assets are set forth in Schedule 3(f) of the Disclosure Schedule, except only for such items as have been disposed of in the ordinary course of the Division's business and not in breach of this Agreement.

                (g) Financial Statements. Attached hereto as Exhibit E-2 are the following financial statements (collectively, the "Financial Statements"): unaudited income statements and unaudited balance sheets as of and for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 for Seller's Emtek Healthcare Systems Division. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP consistently applied (except to the extent such generally accepted principles changed during the periods presented), are consistent with the books and records of the Emtek Healthcare Systems

Division (and of Seller in respect of the Division) taken as a whole, and present fairly and accurately, in all material respects, the financial position of the Seller's Emtek Healthcare Systems Division as of such dates and the results of operations of the Seller's Emtek Healthcare Systems Division for such periods. The Closing Balance Sheet is the unaudited balance sheet of the Division as of January 24, 1998 and presents fairly and accurately, in all material respects, the financial position of the Division as at the Closing Date. When delivered the Updated Closing Balance Sheet shall be deemed the Closing Balance Sheet and shall present fairly and accurately, in all material respects, the financial position of the Division as at the close of business on January 30, 1998. Further, without limiting the generality of the foregoing, the financial information presented on the Updated Closing Balance Sheet:

                  (i) shall not differ in method or manner of compilation or presentation from the information contained in the Closing Balance Sheet;

                  (ii) shall not present a condition of the Business (financial or otherwise) which has materially changed from the condition of the Business presented in the Closing Balance Sheet; and

                  (iii) shall not reflect any changes which would not be consistent with the activities conducted in the Ordinary Course of Business for a one week period.

                (h) Events Subsequent to December 31, 1997. Since December 31, 1997, there has not been any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Division taken as a whole, other than changes occasioned by the announcement of the transactions contemplated hereby. Without limiting the generality of the foregoing, since December 31, 1997, except for the announcement of the transactions contemplated hereby and the arrangements made for the consummation of the transactions contemplated hereby and as otherwise expressly set forth in
Schedule 3(h), Seller has not done any of the following in respect of the Division or the Business or permitted the Division to do any of the following, and the Division has not done any of the following:

                  (i) engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash;

                  (ii) Incurred any Indebtedness or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person, except obligations and liabilities incurred or guaranteed in the ordinary course of business;

                  (iii) created any mortgage, assignment, pledge, lien, Security Interest, encumbrance, restriction or charge of any kind with respect to its properties, business or assets except (i) the equitable lien created by this Agreement or (ii) as permitted without breach of the representation set forth in Section 3(e);

                   (iv) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of material portion of its assets, properties or rights, except as permitted pursuant to this Agreement or in the ordinary course of business;

                    (v) experienced any general work stoppage or labor strike or any other material labor dispute, or executed or modified in any material or non-ministerial fashion any collective bargaining agreement or arrangement;

                   (vi) incurred or become subject to any claim or liability for any damages, material to the Division or the Acquired Assets, for negligence or other tort or breach of contract;

                  (vii) except for the senior executive retention program disclosed to Eclipsys which has been established in connection with this transaction, (A) made or granted any increase in the benefits of or compensation payable or to become payable to officers or employees who will become "Transferred Employees" (including any such increase pursuant to any welfare, bonus, pension, profit-sharing or other plan or commitment) or granted any severance or termination pay to any officer, or employee who will be "Transferred Employees" (as defined below) other than increases in the ordinary course of business (including merit increases) or as otherwise required by law and increases scheduled under Acquired Contracts entered into prior to January 1, 1998 and increases pursuant to promotions of employees in accordance with Seller's normal employment practices and Seller's customary incentive programs disclosed to Buyer pursuant to this Agreement, or (B) entered into any employment agreements other than the employment contracts identified on Schedule 3(g);

                 (viii) written down the value of any material amount of inventory included in the Acquired Assets other than in the ordinary course of business and in amounts consistent with the Division's practice in its three
                           (3) most recent fiscal years or, in any event, in excess of the greater of (a) the amount of such writedowns during the Seller's most recent fiscal year or (b) the average amount of such writedowns during Seller's three (3) most recent fiscal years; or

                   (ix) written off as uncollectible any notes or accounts receivable included in the Acquired Assets other than in the ordinary course of business and in amounts consistent with the Division's practice in its three
                           (3) most recent fiscal years or, in any event, in excess of the greater of (a) the amount of such write-offs during the Seller's most recent fiscal year or (b) the average amount of such write-offs during Seller's three (3) most recent fiscal years; or

                  (x) suffered any condemnation, damage, destruction or loss (by theft or otherwise), not covered by insurance, to the real property or tangible personal property included in the Acquired Assets in excess of $50,000 in the aggregate, or to any of the Acquired Assets of a nature that would have a Material Adverse Effect in respect of the Division, and continues to do so on and as of the Closing Date; or

                  (xi) made any change in any method of accounting or accounting practice employed by the Division or by Seller in respect of the Division; or

                  (xii) forgiven or cancelled debts or claims, or waived or permitted to lapse any rights, other than in the ordinary course of business or as otherwise permitted by this Agreement or as would otherwise not have a Material Adverse Effect in respect of the Division; or

                  (xiii) entered into any contract or agreement other than in the ordinary course of business or as otherwise permitted by this Agreement; or

                  (xiv) accepted any purchase order or entered into any contract for the sale of any product with the intention to sell the same at a loss; or

                  (xv) sold, otherwise disposed of, or acquired inventory except in the ordinary course of business or as permitted by this Agreement; or

                  (xvi) committed any act or omitted to do any act which would cause a breach of any Acquired Contract to which Seller is a party or by which it is bound on the date hereof, which breach would have a Material Adverse Effect in respect of the Division.

                  Further, without limiting the generality of the foregoing, since October 31, 1997 Seller has not done any of the following in respect of the Division or the Business or permitted the Division to do any of the following, and the Division has not done any of the following:

                  (i) made any changes in the payment terms related to accounts receivable, or entered into, or amended, any contracts constituting Acquired

                           Contracts on terms not substantially similar to terms for such accounts receivable or contracts in effect prior to October 31, 1997;

               (ii) processed any trade accounts payable in a manner outside of the ordinary course of business or in a manner not consistent with terms in effect prior to October 31, 1997; or

              (iii) executed any contracts or amendments to contracts constituting Acquired Contracts which are not listed on Schedule 3(h)(iii) and, in any event, entered into any contract or amendment to a contract constituting an Acquired Contract on terms and conditions not substantially the same as those applicable to contracts and amendments executed prior to October 31, 1997.

               (iv) Legal Compliance. The Division has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect on the Division; provided, that no representation is made under this
                           Section 3(i) with respect to laws pertaining to matters covered by Section 3(j), Section 3(o) and
                           Section 3(p).

              (j)  Tax Matters.

                (i) Seller has timely paid, and will timely pay, all real and personal property tax liabilities which relate to the Acquired Assets and which are incurred in or attributable to the Pre-Closing Tax Period, other than Transfer Taxes as defined in Section 8(c), the non-payment of which would result in a lien on any Acquired Asset, would otherwise adversely affect the Division or would result in the Buyer becoming liable therefor.

               (ii) There are no material claims or investigations pending or threatened in writing with respect to any real and personal property taxes applicable to the Division which would materially impair the ability of Seller to perform its obligations under this Agreement or prevent or materially delay the consummation of the purchase and sale of the Acquired Assets contemplated by this Agreement.

              (k) Real Property.

                (i) The Division does not own any real property and the Seller does not own any real property which is primarily utilized by the Division or the Business, and the Division is not a party to any mortgage of real property and the Seller is not a party to any mortgage of real property primarily in respect of the Division. Schedule 3(k) lists all real property that the Division leases or subleases or that the Seller leases or subleases on behalf of the Division.

                 (ii) The Seller or the Division has good leasehold title to all leases and subleases to premises occupied by the Division or the Business except to the extent absence of such leasehold title would not have a Material Adverse Effect. All such leases or subleases to real property occupied by the Division are part of the Acquired Contracts and shall be transferred by the Seller to Buyer on the Closing Date free and clear of any Security Interest whatsoever (other than liens, if any, arising by operation of law in favor of a landlord).

                (iii) The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in
                           Schedule 3(k) (as amended to date). Each lease and sublease listed in Schedule 3(k) is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect on the Division. The Division, or the Seller on behalf of the Division, is in actual possession of the properties demised under each such lease or sublease and has good and marketable title to the leasehold estates conveyed under each such lease or sublease, free and clear of any lien or encumbrance whatsoever.

                 (iv) Seller has the right of ingress and egress through a public road or street, to and from the properties demised under the leases and subleases.

                  (v) There is no pending proceeding for the taking or condemnation of all or any portion of the properties demised under the leases or subleases or pending taking or condemnation proceeding which would result in a termination of any lease or sublease of real property and, to the Knowledge of Seller, none of the same is threatened.

                 (vi) Seller has received no uncured notice from applicable governmental authorities of any outstanding violations of any building or zoning laws, codes or regulations, or governmental or judicial orders issued pursuant thereto, with respect to the real property or the property covered by the leases and subleases and, except for violations that would not have a Material Adverse Effect on the Division, there are no such violations.

                (l) Intellectual Property. Schedule 3(l) identifies all patents (issued and applied for), copyrights (registered and unregistered), common law, applied for and registered trademarks, trade names and service marks, and licenses of the same, owned or, to Seller's best knowledge used primarily by, the Division or by Seller primarily in respect of the Division. Seller is transferring title of the Proprietary Rights to Buyer on the Closing, free and clear of any lien or encumbrance whatsoever, other than licenses for commercially available software, database and other products. Except as set forth on Schedule 3(l), and except as would not have a Material Adverse Effect in respect of the Division: (i) Seller has not received any written notice by or from any other person of any infringement or misappropriation of, or contesting the validity, enforceability, use or ownership of any of the aforesaid intellectual property and Proprietary Rights, and to the Knowledge of Seller there is no basis for any such claim or contest and no misappropriation of the same by any third party; and (ii) the Division or Seller in respect of the Division owns all right, title and interest in and to, or has a valid and enforceable license to use and to transfer to Buyer in accordance with the terms and conditions of this Agreement, all the aforesaid intellectual property and Proprietary Rights necessary for the operation of the Division's business as currently conducted, free and clear of security interests. The Proprietary Rights are valid, subsisting, and fully enforceable, and neither Seller nor the Division know or have reason to know of any impending threat of loss or expiration of any of the Proprietary Rights. Other than as set forth in Schedule 3(l), Seller and/or the Division has the right to use the Proprietary Rights in any manner and to transfer the Proprietary Rights to Buyer free of any claims by third parties. All leases and licenses of Proprietary Rights of which Seller and/or The Division is (i) lessor or lessee or (ii) licensor or licensee are set forth in
Schedule 3(l) and are in full force and effect according to their terms and there are no outstanding defaults by either Seller or the Division thereunder. Upon consummation of the transaction contemplated by this Agreement, Buyer will be entitled to continue to use the Proprietary Rights licensed or leased to it without the payment of any additional license fees (except as indicated on Schedule 3(l)) or other payments or any material modification of any license or lease applicable to such Proprietary Rights. Seller represents that the Residual License is valid, subsisting, and fully enforceable, and neither Seller nor the Division know or have reason to know of any impending loss of rights being conveyed under the Residual License and further that Seller has the right to convey such Residual License.

                (m) Contracts. Schedule 3(m) lists all of the following contracts and other agreements of the Division or of the Seller primarily in respect of the Division in effect as of the date hereof, if any are so in effect: (i) contracts for the employment or engagement of any employee, agent or independent contractor of the Division or of Seller primarily in respect of the Division which is not terminable without penalty on notice of not more than 90 days; (ii) license, royalty, franchise, distributorship, remarketing agreement, value added reseller ("VAR") agreement, dealer, manufacturer's representative, agency and advertising agreements; (iii) each sales contract (other than purchase orders entered into in the ordinary course of business) which contract covers the sale by the Business of products or services having an aggregate value in excess of $50,000 under which delivery of goods and payment therefor has not been completed; (iv) each contract for the purchase of supplies, equipment and materials (other than purchase orders for supplies entered into in the ordinary course of business) which contract covers the purchase by the Business of products having an aggregate value in excess of $50,000 under which delivery of goods and payment therefor has not been completed; (v) any contract with any collective bargaining unit; (vi) any mortgage of real property; (vii) any financing or factoring agreement with respect to the accounts receivable of the Division; (viii) any pledge or other security agreement by the Division or by the Seller in respect of the Division, as debtor, covering the Acquired Assets other than guaranties entered into in the ordinary course of business which are not material to the Division; (ix) any contract by the Division or the Seller in respect of the Division (other than this Agreement) for the sale or lease of any of the Acquired Assets to third parties (other than the disposition of inventory in the ordinary course of business; (x) each contract for capital expenditures, not yet incurred, which contract is for an amount in excess of $50,000; (xi) each joint venture; (xii) each letter of credit issued to or for the benefit of the Division or the Seller primarily in respect of the Division; (xiii) each lease whereby the Division or the Seller primarily in respect of the Division, as lessee, leases personal property for annual rental payments in excess of $50,000; (xiv) each contract or agreement creating an Indebtedness, obligation or liability of the Division or of the Seller primarily in respect of the Division for borrowed money, or liability of the Division or of the Seller in respect of the Division for the deferred purchase price of property, in excess of $50,000 (excluding normal trade and other accounts payable which are owed by the Division (or by the Seller in respect of the Division) which are owed to any Person (including without limitation the Seller or any Affiliate of the Seller) for goods or services of any type or description) and any instrument by which the Division or of the Seller in respect of the Division currently guarantees any indebtedness, obligation or liability for borrowed money or deferred purchase price of property (other than any such guarantees entered into in the ordinary course of business of the Division); and (xvi) any of the aforesaid contracts which can not be assigned by the Division or by the Seller without the consent of another party thereto (all of the foregoing hereinafter collectively referred to as the "Division Contracts"). True, correct, and accurate copies of each of the aforesaid Division Contracts have been made available to the Buyer by the Seller.

Except as set forth in Schedule 3(m), (x) all of the aforesaid Division Contracts are in full force and effect; and (y) there is no default, or event or fact which, with or without the passage of time or the giving of notice, or both, would result in a default, on the part of the Division or Seller or, to Seller's Knowledge, on the part of any other party thereto except, in the case of clauses (x) and (y), to the extent that the failure of the same to be in full force and effect or defaults under which would not have a Material Adverse Effect in respect of the Division. Except as set forth in Schedule 3(l) or except to the extent a Material Adverse Effect would not exist with respect to the Division, all Acquired Contracts listed on Schedule 2(a)(vii) of the Disclosure Schedule and included in such Division Contracts and the benefits thereof will be freely assignable to the Buyer on the Closing Date and will remain in full force and effect upon and after such assignment. To Seller's Knowledge, the outstanding purchase commitments of the Division and of the Seller in respect of the Division are not, in any material respect, in excess of the normal, ordinary, and usual requirements of the Division.

                (n) Litigation. Except as set forth in Schedule 3(n), there are no private or governmental orders, claims, actions, suits, proceedings or investigations (as to which investigations Seller has received written notice) pending or, to Seller's Knowledge, threatened, against the Division or against Seller relating to the Division's business or affecting the Acquired Assets, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality which, if determined adversely to the Division's interests, would have a Material Adverse Effect in respect of the Division. Neither the Division, any of the Division's employees, nor the Seller in respect of the Division is a named party with respect to any court or administrative agency order, writ, injunction or decree of any court or foreign, federal, state, municipal or other governmental department, commission, board, agency or instrumentality as to which it is in default, except for any default which would not itself have a Material Adverse Effect in respect of the Division. A list of workmen's compensation claims made by employees of the Division January 1, 1994 through November 30, 1997 is set forth in Schedule 3(n). Schedule 3(n) also lists all product liability claims made in writing received by Seller for amounts in excess of $200,000 from January 1, 1994 through November 30, 1997, and all lawsuits filed during such period (as to which Seller has received service not later than five business days prior to the date hereof) against the Division or Seller for product liability claims with respect to products manufactured or sold by Seller or the Division. On or prior to Closing, Schedule 3(n) shall be amended by Seller to list all such product liability claims since that date with respect to which Seller shall have received service not later than five business days prior to the Closing.


                (o) Employee Benefits. Included on Schedule 3(o) to the Disclosure Schedule is a list of each Seller Benefit Plan covering any present employee (or any of their dependents or beneficiaries) of the Seller working at or for the Division. Each and every such Seller Benefit Plan included on the list set forth under Schedule 3(o) is hereinafter referred to as a "Seller Benefit Plan". With respect to any Seller Benefit Plan: (i) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of Seller, threatened, and Seller does not have any Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject the Division or Buyer to any liability from and after the Closing Date; (ii) to the Knowledge of Seller, none of Seller, any member of the Controlled Group or any other person has engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406, which would subject the Division or Buyer to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i); (iii) to the Knowledge of Seller, no event has occurred and no condition exists that could subject the Division or Buyer to any tax or penalty under Code Sections 511, 4971, 4972, 4977, 4978, 4978A, 4979, 4979A,
4980B, or 5000, or to a fine under ERISA Section 502(c); (iv) to the Knowledge of Seller, Seller is not subject to (A) any liability or lien under any agreement imposing secondary liability on Seller or on any member of the Controlled Group as a seller of the assets of a business in accordance with
Section 4204 of ERISA or under any other provision of Title IV of ERISA or
Section 412 of the Code, (B) contingent liability under Title IV of ERISA to the PBGC or to any plan, participant, or other person, (C) a lien under Section 4068 of ERISA, or (D) any liability pursuant to Section 4069 of ERISA, in any such cases referred to in this clause (iv) which would impose liability on the Division or the Buyer from and after the Closing Date; (v) to the Knowledge of Seller, neither the Division nor Buyer is, or will be, subject to any liability (including, but not limited to, benefits, penalties or other costs) for the failure of Seller to satisfy requirements set forth under Part 6 of Title I of ERISA, Section 4980B of the Code or any similar federal, state or local law;
(vi) to the Knowledge of Seller, to the extent applicable, neither the Division nor Buyer shall be subject to liability for the failure of Seller or any member of a Controlled Group in which Seller is a member, to comply with the secondary payor requirements of Section 1862(b)(1) of the Social Security Act; and (vii) Seller's Profit Sharing and Investment Plan is intended to qualify under Section 401(a) of the Code and it has received a favorable determination letter issued by the Internal Revenue Service.

                (p) Environmental, Health, and Safety Matters. The Division is in full compliance with all Environmental, Health, and Safety Requirements and there are no violations of any Environmental, Health and Safety Requirements pending or, to Seller's Knowledge, threatened against the Division or the Business, except for such noncompliance or violations as are listed on Schedule 3(p) to the Disclosure Schedule or which would not have a Material Adverse Effect in respect of the Division or the Business. This Section 3(p) contains the sole and exclusive representations and warranties of the Seller with respect to any Environmental, Health, and Safety Requirements.

                (q) Investment. The Seller (i) understands that the Eclipsys Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws (except as may be required in the future pursuant to the Eclipsys Registration Rights Agreement, if at all, but there is no assurance that any such registration will be effected), and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and that the Eclipsys Stock may not be offered for sale, sold, or otherwise disposed of unless it is subsequently so registered or qualifies for exemption from registration under the Securities Act, and it will be appropriately legended to reflect the same and subjected to stop transfer orders when appropriate; (ii) is a sophisticated investor with Knowledge and experience in business and financial matters and transactions of the nature of the transactions contemplated by this Agreement; (iii) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Eclipsys Stock; (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Eclipsys Stock and, if adverse circumstance should ensue, the loss of the Seller's entire investment in the Eclipsys Stock, and is acquiring the Eclipsys Stock for its own account and not with a view to distribution thereof within the meaning of Section 2(1) of the Securities Act; and (v) is an Accredited Investor within the meaning of the Securities Act.

                (r) Absence of Undisclosed Liabilities. Except as set forth in the Closing Balance Sheet, neither the Division nor the Acquired Assets are subject to any liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, material to the Division or the Acquired Assets, that were not reflected in accordance with GAAP consistently applied in accordance with past practice in the Most Recent Balance Sheet (for periods reflected therein) and the Closing Balance Sheet or notes thereto.

                (s) Insurance Policies. The Division or the Seller primarily on behalf of the Division maintains the policies of insurance listed on Schedule 3(s) to the Disclosure Schedule. Such Schedule contains a correct description of all such policies, including the basis of each such policy (i.e., "claims made" or "occurrences") and the policy limits and deductibles thereof. All such policies are in full force and effect and neither Seller nor the Division is in default thereunder except for any such default as would not have a Material Adverse Effect in respect of the Division.

                (t) Consents. Schedule 3(t) to the Disclosure Schedule lists all of the approvals, consents, filings, registrations and releases of third parties (including, without limitation, any government or governmental or regulatory agency) which are required for the execution or delivery by Seller of this Agreement or any other agreements or instruments contemplated hereby, or the consummation of the transactions contemplated therein, including, without limitation, the sale, transfer or assignment of the Acquired Assets to the Buyer and the transfer and assignment to Buyer of the licenses, permits and authorizations specified on Schedule 3(t), except for those approvals, consents, filings, registrations and releases as to which failure to make or obtain the same would not have a Material Adverse Effect in respect of the Division.

                (u) Labor Matters. Neither the Division nor the Seller in respect of the Division is a party to any collective bargaining agreement. Since January 1, 1994, no general work stoppage by employees of the Division or by employees of Seller in respect of the Division or concerted work stoppage by a group of employees engaged in the Division's business has occurred and, to the Knowledge of Seller, none is threatened. Except as set forth in Schedule 3(u), there are no material charges or grievances against or assumed by the Division or by Seller in respect of the Division of unfair labor practices or employment discrimination with respect to employees of the Division or the Seller in respect of the Division pending, and, to the Knowledge of Seller, none is threatened before any governmental or regulatory agency or authority. There are no pending labor negotiations with or to the Knowledge of Seller, union organization efforts by any employees of the Division or of the Seller in respect of the Division or with any union representing or attempting to represent any employees of the Division or of the Seller in respect of the Division.

                (v) Licenses, Permits, and Authorizations. Seller has obtained all approvals, authorizations, consents, licenses, franchises, orders or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary for the operation of the Division as presently conducted and presently contemplated to be conducted, except for any such Approvals as to which failure to obtain the same has not and would not have a Material Adverse Effect in respect of the Division. Schedule 3(v) to the Disclosure Schedule lists all such Approvals. Such Approvals are in full force and effect and good standing and Seller has not received written notice that revocation is being considered with respect to any such Approvals, except for any such Approvals, if any, as to which failure to maintain the same has not and would not have a Material Adverse Effect in respect of the Division.

                (w) Customers and Suppliers. Schedule 3(w) to the Disclosure Schedule sets forth a list of the ten (10) customers and ten (10) vendors with whom the Division has had the greatest dollar volume of business during each of the years ended December 31, 1996 and December 31, 1997. Except as set forth on
Schedule 3(w), since December 31, 1997, there has not been any change or notice of any prospective change in the business relationship of the Division or the Seller in respect of the Division with any such customers or suppliers which change has had or would reasonably be expected to have a Material Adverse Effect in respect of the Division.

                (x) Officers' and Key Employees' Salaries. Schedule 3(x) to the Disclosure Schedule sets forth a list of the salaries paid from January 1, 1996 through December 31, 1996, and from January 1, 1997 through December 31, 1997, and all bonuses and other compensation paid in respect of such period, and all current salaries and aggregate commissions of all executive officers, key employees and salesmen of the Division or of the Seller in respect of the Division whose current salaries, bonuses and aggregate commissions exceed $50,000 per year.

                (y) Inventory. Except as indicated in Schedule 3(y) to the Disclosure Schedule or to the extent write-downs or reserves are reflected on the Closing Balance Sheet, if at all, (i) the raw materials, work-in-process, merchantable finished goods and packaging materials suitable for filling orders in the ordinary course of business included in the Acquired Assets are substantially at the Division's normal working levels of the same in the current conduct of its business in the ordinary course; and (ii) the goods identified on the Closing Balance Sheet as "Inventory" were owned by Seller as of such dates and, since December 31, 1997, Seller has not sold or otherwise disposed of, or shipped any Inventory except in bona fide arm's length transactions, or acquired the same, except in the ordinary course of business consistent with past practice; and (iii) all such inventories are of merchantable quality at the Division's customary prices for such goods. Except as indicated in Schedule 3(y), Seller has not, since December 31, 1997, written down the value of any material amount of inventory included in the Acquired Assets other than in the ordinary course of business and in amounts consistent with the Division's practice in its three (3) most recent fiscal years or, in any event, in excess of the greater of (a) the amount of such writedowns during the Seller's most recent fiscal year or (b) the average amount of such writedowns during Seller's three (3) most recent fiscal years.

                (z) Absence of Certain Payments. Neither the Division, nor the Seller acting primarily on behalf of the Division, nor any Person acting with the Seller's knowledge in respect of the Division or the Business, has made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful.

                (aa) Location of Assets. Except as set forth on Schedule 3(aa) to the Disclosure Schedule, all of the tangible personal property included within the Acquired Assets are, or as at the Closing Date will be, located at or in transit to the Division's leased facilities in Arizona.

                (bb) Accounts Receivable. The trade and other accounts receivable reflected in the Closing Balance Sheet and the trade and other accounts receivable arising in connection with the Division since December 31, 1997 (including the trade and other accounts receivable of the Division at the Closing Date, all of which are reflected in the Closing Balance Sheet), (i) represent bona fide receivables due to the Division and are recorded correctly on the applicable books and records of the Division; (ii) have arisen and will arise in the ordinary course of business; (iii) are not subject to any contracts, set-offs, credits, allowances, or discounts of any kind pursuant to any agreements with customers except for such agreements which are in the Ordinary Course of Business of the Division; and (iv) no notice has been received from any account debtor that the same are subject to any pending or threatened counterclaims, set-offs, allowances or discounts of any kind other than consistent with the Division's past practices. Schedule 3(bb) sets forth an aging schedule of the Division's accounts receivable as at December 31, 1997 by account and amount.

                (cc) Warranty Policies. The existing warranties of the Division and of the Seller in respect of the Division which are being transferred to Buyer are set forth in the text of the customer contracts contained in the Acquired Contracts. Schedule 3(cc) sets forth an example of such warranty policies applicable to a number of such contracts; however not all warranty policies are in this form and Buyer is specifically referred to the text of each customer contract for a statement of the warranty policy contained therein.

                (dd) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 3, THE BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN "AS-IS, WHERE-IS" BASIS. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                4. Representations and Warranties of the Buyer. The Buyer and Eclipsys jointly and severally represent and warrant to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Buyer and Eclipsys each acknowledge and agree that the Seller is relying upon these representations and warranties, and such reliance shall not be diminished in any fashion by any due diligence which may be performed by the Seller. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                (a) Organization. Each of Eclipsys and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                (b) Authorization of Transaction. Each of Eclipsys and the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes, and the other agreements or instruments contemplated to be executed and delivered in connection herewith by either the Buyer or Eclipsys shall constitute when so executed and delivered as contemplated hereby, the valid and legally binding obligations of the Buyer and of Eclipsys, as applicable, enforceable against the Buyer and Eclipsys, as applicable, in accordance with their respective terms and conditions, except as enforceability may be limited by the laws of bankruptcy, reorganization and creditors' rights generally and except as enforcement thereof may be limited as to certain equitable remedies.

                (c) Noncontravention. Neither the execution, delivery, and performance of this Agreement, or the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above and other instruments of transfer executed and delivered in connection herewith), will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Eclipsys or the Buyer is subject or any provision of the charter or bylaws of Eclipsys or the Buyer, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Eclipsys or the Buyer is a party or, to the Knowledge of Eclipsys or the Buyer, by which it is bound or to which any of its assets is subject, or require any payment of any prepayment or other premium or penalty with respect thereto or permit any party to re-negotiate or receive a refund with respect thereto, or result in the imposition of any Security Interest upon any of its assets; in each case except
(x) for any such notices, filings, authorizations consents or approvals which will be obtained prior to Closing, or (y) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. Neither Eclipsys or the Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), other than as may be required for compliance with the provisions of the Hart-Scott-Rodino Act and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

                (d) Brokers' Fees. Neither Eclipsys nor the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                (e) Eclipsys Stock. Eclipsys has taken all action necessary to authorize and approve the issuance of the Eclipsys Stock in connection with the transactions contemplated hereby.

As of the Closing Date the Eclipsys Stock to be delivered at such times will be validly issued, unregistered, fully paid and nonassessable. There are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Eclipsys Stock pursuant to the terms hereof, other than as set forth in the Eclipsys Investors Rights Agreement or on
Schedule 4(e). Assuming all of the representations and warranties set forth in
Section 3(q)

 (Investment Representations) are true and correct in all respects, the issuance of the Eclipsys Stock hereunder is being made in full compliance with all federal and state laws, and the shares are free of any restrictions on transfer other than as set forth in Section 3(q), the Eclipsys Investors Rights Agreement and Schedule 4(e) to the Disclosure Schedule.

                (f) The Buyer. The Buyer is a wholly-owned subsidiary of Eclipsys, formed solely for the purpose of purchasing the Acquired Assets and the Business of the Division pursuant to this Agreement, and prior to the date hereof, has conducted no business operations of any kind.

Except as expressly set forth in this Section 4 or in the Eclipsys Investors Rights Agreement, neither Eclipsys nor the Buyer makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Eclipsys nor the Buyer makes any representation or warranty regarding any matter whatsoever, and none shall be implied at law or in equity. Notwithstanding the foregoing, it is understood that Eclipsys and Buyer are making, and Seller is relying upon, separate representations contained in the Eclipsys Investors Rights Agreement.


                5.    Certain Covenants.

                (a) Notices and Consents; Assignment of Acquired Contracts; Material Contracts.

                  (i) On or prior to the Closing Date each of the Parties shall have given notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

                  (ii)From and after the Closing Date, Seller will use its best efforts (but, except as set forth below, shall be under no obligation to make any payments to any third party or to incur any expenses, which payments and expenses together in the aggregate, are material) to obtain the necessary approvals, consents and releases of other Persons who are parties to the Acquired Contracts set forth in Schedule 2(a)(vii). To the extent that the assignment of the rights, payments and benefits (the "Rights") under any Acquired Contract requires the consent of another Person which, despite Seller's best efforts, is not obtained on the Closing Date, this Agreement shall not constitute an assignment thereof. Notwithstanding the foregoing, it is expressly understood and agreed by and among the Parties that:

                                    (A) Seller and Buyer shall, during the
                      remaining term of such Rights, use their best efforts to cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Rights (economic or otherwise) to Buyer as if such consent, waiver or approval had been obtained; in which case Buyer shall promptly perform or satisfy the corresponding liabilities and obligations under such Acquired Contracts to the extent Buyer would have been responsible therefor if such consent, waiver or approval had been obtained and such Rights had been transferred to Buyer;

                                    (B) Seller shall enforce, at the request and
                      account of Buyer, any rights or benefits of Seller arising from such Rights against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Rights in accordance with the terms thereof with the consent of Buyer).

                                    (C) Seller shall promptly remit and pay over
                      to the Buyer all amounts and other Rights or benefits applicable to such Acquired Contracts (if and to the extent received by Seller), as though Buyer was a party to such Acquired Contract or the same had been duly assigned by the other party thereto to Buyer;

                                    (D) from and after the Closing, the Seller
                      shall continue to be obligated to cooperate with the Buyer to obtain any necessary approvals, consents and releases to assure the Buyer of the benefits of all such Rights.

                (b) Customer Commitment Reimbursement. Seller shall make such compensating payments as are necessary, but in no event more than $1,500,000 in the aggregate, to reimburse Eclipsys or Buyer for (x) any accounts receivables credits actually established, (y) any refunds to customers actually made or (z) any costs paid by Eclipsys or Buyer to hire third-party consultants or programmers to complete services committed to customers prior to Closing, as a result of product problems or customer complaints; provided that such payments shall only be made by Motorola if a claim for such payment with supporting documentation is made prior to December 31, 1998 personally by Mr. Harvey Wilson to Seller; provided, further, that it is understood that any amount up to $300,000 paid by Seller, Eclipsys or Buyer to St. Francis Hospital shall reduce the $1,500,000 amount set forth above (it being understood that the St. Francis Hospital contract is not an "Acquired Contract" and, accordingly, no liability associated with that contract is otherwise transferred to Buyer).

                (c) Confidentiality. The terms of that certain Non-Disclosure Agreement dated August 18, 1997 by and between Seller and Eclipsys Corporation are hereby incorporated by reference as though fully set forth herein and the obligations of Buyer thereunder shall continue in full force and effect through Closing; it being understood that if, for any reason, this Agreement is terminated and Closing does not occur, such obligations shall continue in force and effect for a period of two years after termination hereof.

                6.    Certain Other Covenants.

                (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

                (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by or against any third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

                (c) Transition Services. Seller shall provide Buyer with certain services for a transitional period of time subject to the terms and conditions set forth in a separate Transition Services Agreement to be entered into at Closing in the form of Exhibit D attached hereto.

                (d) Training. The Land Mobile Products Sector of Motorola, Inc. ("LMPS") shall arrange with Motorola University to make an instructor available to provide up to eighty (80) hours of six sigma training at no cost to Eclipsys or Buyer (other than travel related expenses, if any, of an instructor providing such training). Further, LMPS shall use its best efforts to assist Eclipsys to obtain the most favorable training rates offered to similar entities by Motorola University.

                (e) Use of Names. Buyer acknowledges that the name "Motorola" and any logos of Seller (excluding, however, the Acquired Assets comprising the name, style and logo of "Emtek" and such other names, styles and logos related to the Business of the Division and listed on Schedule 3(1)) are not included in the Acquired Assets (the aforesaid name and logos of Seller are sometimes hereinafter referred to as "Seller's Names"). Buyer will not use such Seller's Names in connection with the sale of any products or services of the Business, or otherwise and, if any of the Acquired Assets, including without limitation, any catalogs, invoices or packaging material, being sold to Buyer hereunder bears any such Seller's Names, either Buyer shall, prior to the use or sale of such Acquired Assets, remove such Seller's Name therefrom or clearly and prominently mark the name of Buyer thereon; provided, that Seller grants to the Buyer a right to distribute the existing supply of pre-printed literature and existing products utilizing Seller's Names or other Motorola marks until the earlier of the exhaustion of the current supply or the expiration of six (6) months from the Closing Date.

                (f) Endorsements; Bank Accounts. Set forth in Schedule 6(f), is a list of all bank accounts and escrow arrangements relating exclusively to the Division. Any moneys received by the Seller after the Closing Date on account of any Acquired Assets sold by the Seller to the Buyer pursuant hereto, including on account of accounts receivable, will be promptly paid over to the Buyer.

                (g) Possession and Control of Assets; Access to Information. Promptly upon Closing, the Seller shall take all requisite steps to put the Buyer immediately in actual possession and operating control of the Acquired Assets and all of the Division's business records, books and other data relating to its assets, properties and Business other than records, books and other data not included in the Acquired Assets; provided that with respect to transferred records, books or other data, Seller may retain copies of the same and, in the case of records, if any, which the Seller is required by law to maintain or which are not readily separable from the Seller's own records, the Seller shall maintain the originals thereof and furnish copies of the same to the Buyer.

                (h) Certain Payments. From and after the Closing, the Buyer shall allocate a certain amount of its resources to satisfy certain obligations of the Seller relative to the Acquired Assets of the Division. The Seller agrees, unconditionally and irrevocably, without any right of setoff or counterclaim, to pay to Buyer the sums set forth below on the dates indicated:

                  (A) $1.5 million on the first business day of each of the first three months after the Closing Date;

                  (B) $1.0 million on the first business day of each of the fourth, fifth and sixth months after the Closing Date; and

                  (C) $700,000 on the first business day of each of the seventh, eighth and ninth months after the Closing Date.

                (i) Non-Competition and Non-Solicitation Agreement. On the date hereof, Buyer and the Seller shall enter into a Non-Competition and Non-Solicitation Agreement, substantially in the form of Exhibit E hereto, to evidence the agreement of the Seller not to compete with the Division, or solicit customers or employees from the Division, from and after the Closing, on the terms and conditions set forth in said Non-Competition and Non-Solicitation Agreement.

                (j) Wireless Agreement. After the Closing Date Buyer and Seller shall promptly use their best efforts to seek to negotiate the terms of an agreement with respect to sales of LMPS wireless equipment, including notification systems on a right of first refusal basis, suitable for use by customers of the Business.

                (k) Eclipsys Investor Rights Agreement. On the date hereof, Eclipsys and the Seller shall enter into the Eclipsys Investors Rights Agreement.

                (l) Eclipsys Registration Rights Agreement. On the date hereof, Eclipsys and the Seller shall enter into the Eclipsys Registration Rights Agreement.

                (m) Support for International Business Customers. On the date hereof, the Buyer and the Seller shall enter into the International Software and Support Agreement for the Seller's International Business customers (the "International Support Agreement") which shall be substantially in the form of Exhibit F annexed hereto. The parties hereto undertake to use their best efforts to facilitate the negotiation, execution and delivery as soon as practicable after the Closing Date of a remarketing agreement between Buyer and Nippon Motorola Limited and a remarketing agreement between Buyer and Siemens Corporation.

                (n) Guaranty by Eclipsys. On the date hereof, Eclipsys shall execute and deliver to the Seller a Guaranty of all obligations of Buyer under this Agreement or any Exhibit hereto in the form of Exhibit G attached hereto.

                (o) Further Provisions With Respect to Intellectual Property. If any U.S. or Canadian patent rights or intellectual property of Seller and/or Division which are not being transferred to Buyer under Sections 2(a)(v) or 2(a)(vi) are utilized in connection with the Business, then, Seller hereby grants to Buyer an irrevocable, royalty-free, perpetual license (herein referred to as the "Residual License") under such U.S. and Canadian patent rights and other intellectual property. This Residual License shall apply to the benefit of customers of Buyer who purchase software, equipment or services covered by any of the intellectual property licensed to Buyer under the Residual License.

                (p) Grant-Back License to Seller. Buyer hereby grants back to Seller a non-exclusive, royalty-free, license to make, use, sell, offer for sale and import products under the patents, patent applications, copyrights (registered or unregistered) and copyright applications set forth on Schedule 3(l) for all purposes other than Competing Uses (the "Grant Back License"); provided, however, that such Grant Back License may be terminated by Buyer in the event that Seller, or any individual or entity acting under authority of Seller, makes, uses, sells, offers for sale or imports products under the patents, patent applications, copyrights (registered or unregistered) set forth on Schedule 3(l) for Competing Uses and all such activity is not ceased within ten (10) days of receipt by Seller of notice thereof from Buyer.

                (q) Further Cooperation and Assistance With Resect to Audit Matters.

                  (i) The Seller acknowledges that Eclipsys presently intends to engage in a transaction or filing regarding Eclipsys that will require the creation of pro forma and historical audited financial statements for the Business of the Division, individually or in some combination, for periods prior to the Closing Date and for interim periods from the Closing Date through the date of such transaction or filing; which audited, unaudited and proforma financial statements must be filed with the United States Securities and Exchange

                     Commission and prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended ("Regulation S-X"). The Seller further acknowledges and agrees that the full and timely performance by the Seller of the covenants and agreements set forth in this Section 6(p) are essential and material elements of the consideration required by the Buyer and Eclipsys for their agreement to enter into the transactions contemplated by this Agreement.

              (ii) On and after the Closing, (A) the Seller shall continue to provide, shall instruct and cause its officers and employees to provide to Eclipsys, its officers, employees and representatives, such schedules and other data in the possession of such Person in respect of the Business and the Division as are reasonably requested and can be provided without undue burden for all periods prior to the Closing through and including the Closing Date in connection with the preparation of the financial statements set forth above, and (B) the Seller shall, and shall cause its employees and officers to, and shall request that its auditors and other representatives cooperate fully with all reasonable requests by Eclipsys, its officers, employees and representatives in connection with the preparation of pro forma and historical financial statements for such periods. Seller shall use its best efforts to cause the customary management representation letters and other documents or opinions as Eclipsys's independent certified public accountants may reasonably request for the purposes of the preparation of the pro formas and financial statements contemplated by this Section for periods prior to the Closing Date to be executed and delivered to such independent certified public accountants in timely fashion upon request.

              (iii) In connection with furnishing the foregoing information, the Seller shall request the Seller's independent certified public accountants to give to Eclipsys and its representatives (including its independent certified public accountants), in accordance with AICPA guidelines, reasonable access to portions of Sellers' independent certified public accountants work papers and other relevant data and schedules with respect to the Business and the Division. Eclipsys and its representatives, including its independent certified public accountants, shall also have reasonable access to Seller's supporting documentation with respect thereto. Seller shall give to Eclipsys and its representatives, including its independent certified public accountants, reasonable access to all such papers prepared by Sellers, or otherwise relied upon by Sellers' independent certified public accountants, in connection therewith.

              (iv) Eclipsys shall pay the fees and expenses of its independent certified public accountants in connection with the matters covered by this Section. The Seller shall pay the fees and expenses of its independent certified public accountants in connection with the matters covered by this Section.

                (r) Additional Agreements With Respect to Performance Bonds, Guarantees. It is acknowledged that from and after Closing certain surety bonds, performance bonds or guarantees provided by Seller or its Affiliates in respect of the Business and identified on Schedule 2(b) (xi) may remain outstanding. Buyer and Eclipsys agree to use their best efforts to replace such bonds or guarantees within thirty (30) days after Closing such that Seller or its Affiliates are no longer liable therefor. Notwithstanding anything to the contrary set forth herein, Buyer and Eclipsys shall hold Seller and its Affiliates harmless from and against any loss (including any presentment or draw upon such bonds or guarantees) relating to such bonds or guarantees for defaults arising from and after the Closing Date.

                (s) Post-Closing Deliveries. Within ten business days after the Closing Seller will deliver to Buyer: (a) the Updated Closing Balance Sheet and
(b) a schedule of non-material items of pro-ration, if any, mutually agreed between the parties to be allocated. Within five business days after Closing Seller will deliver to Buyer executed assignments suitable for recordation of the trademarks and patents (including applications therefor) which are being transferred hereunder.

                7.    Employment and Employee Benefit Matters.

                (a) Transferred Employees. Seller has previously delivered to Eclipsys a list of all of the employees of the Division who are eligible for transfer to the Buyer or Eclipsys pursuant to the terms set forth below in this
Section 7(a). Such list is included in Schedule 7(a). Effective upon consummation of the Closing on the Closing Date, the Buyer shall offer employment to each Person identified on Schedule 7(a)(i). Schedule 7(a)(i) lists all active employees of the Division as of the date of such list, and Schedule 7(a)(ii) lists each Person who is an inactive employee of the Division immediately prior to the Closing Date and who is ready to return in a timely manner from an approved leave of absence, such as short-term disability, military leave, non-occupational disability, personal leave and employees on layoff with recall rights as of the Closing, and employees who, as of the Closing, are on any other leave covered by the Family and Medical Leave Act or any comparable applicable law (the "Return Date"). All such individuals on
Schedule 7(a)(ii) shall remain employees of the Seller until their applicable Return Date. As of each such individual's Return Date, the employment of each such individual will be terminated by the Seller and, subject to the following provisions of this Section 7(a), the Buyer shall offer employment to each such individual. At least three business days prior to the Closing Buyer shall have provided to Seller a list of those persons on Schedule 7(a) to whom Buyer will make an offer of employment (Buyer shall have the discretion to make offers to as many people on that list as it deems necessary; provided, however it shall not exclude more than 75 persons from employment offers). Each Division employee who has been offered and has accepted such offer of employment by Buyer and who has commenced such employment with Buyer is hereinafter referred to as a "Transferred Employee," and all such Persons, upon acceptance of such offer of employment and commencement of such employment with Buyer are collectively referred to as "Transferred Employees". The employment of each Person who is a Transferred Employee shall be terminated by Seller effective January 31, 1998, or the Return Date with respect to individuals listed on Schedule 7(a)(ii), and each such Transferred Employee shall commence employment with Buyer effective February 1, 1998, or if applicable the date immediately following the Return Date with respect to individuals listed on Schedule 7(a)(ii). At Closing Buyer shall provide Seller a definitive list of Transferred Employees. Effective January 31, 1998, all Transferred Employees, other than those listed on Schedule 7(a)(ii), shall cease benefit accrual under any Seller Benefit Plan. Effective January 31, 1998, all Transferred Employees other than those listed on Schedule 7(a)(ii) shall cease benefit accrual under any Seller Benefit Plan and effective February 1, 1998, such Transferred Employees shall be eligible to participate in Buyer's employee benefit plans as provided in this
Section 7. All Transferred Employees listed on Schedule 7(a)(ii) shall cease benefit accrual under any Seller Benefit Plan on the date such Transferred Employees' employment with Seller is terminated and such individuals shall be immediately eligible to participate in Buyer's benefit plans on the date such individuals commence employment with Buyer as provided in this Section 7.

                (b) Construction. Nothing contained in this Agreement, including the foregoing, shall be construed to require the Buyer or Eclipsys to continue the employment of any Transferred Employee for any period following the Closing or the applicable Return Date, as the case may be, at any particular salary or benefit level, or to limit or restrict the Buyer or Eclipsys from terminating any such Transferred Employee for any lawful reason whatsoever, with or without cause, or lawfully amending or terminating any employee benefit plan established, maintained, or contributed to by the Buyer or Eclipsys on or after the Closing. Buyer and Eclipsys shall hold Seller and its Affiliates harmless from any liability associated with any action by Buyer relating to any employee benefit plan established, maintained or contributed to by Buyer or Eclipsys on or after the Closing including the amendment and termination of any such plan.

                (c) Recognition of Service; Pre-Existing Conditions; Deductible Fulfillment. Buyer will recognize the Transferred Employees' service with Seller, but only to the extent that the same has hereto been recognized by the Seller, as if such service had been rendered to Buyer for purposes of vacation, severance, group insurance, welfare benefit plans, and pension benefit accrual, vesting and eligibility for all such benefits as are offered by Buyer from time to time, but only to the extent such recognition of service (i) does not result in any duplication of benefits and (ii) does not adversely affect the tax-qualified status of any retirement plan. Furthermore, with respect to the Code Section 401(k) plan maintained by Eclipsys, such recognition of service shall be taken into account only to determine each Transferred Employee's eligibility to participate and non-forfeitable interest in such plan by reference to the participation rules and vesting schedule contained in such plan (or as may otherwise be required by applicable law). Transferred Employees listed on Schedule 7(a)(i) who commence employment with Buyer shall be eligible to participate in Buyer's 401(k) Plan effective February 1, 1998. Transferred Employees listed on Schedule 7(a)(ii) who commence employment with Buyer shall be eligible to participate in Buyer's 401(k) Plan on the first day they commence employment with Buyer. Further, notwithstanding anything to the contrary set forth herein, the Employee Benefit Plans of Buyer shall not contain any pre-existing conditions exclusion with respect to Transferred Employees and the deductibles and out-of-pocket expenses under all such Buyer Employee Benefit Plans shall be reduced by any deductibles and out-of-pocket expenses satisfied by the

Transferred Employees under the Seller's Employee Benefit Plans with respect to the Transferred Employees for the plan year in which the Closing occurs.

         (d) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to a Transferred Employee, including under any employee pension, benefit, or welfare plan.

         (e) Severance Arrangements. Seller shall be responsible for all termination or severance payments to any of its employees arising because of termination of employment with the Seller prior to the consummation of the Closing consistent with the terms of Seller's existing benefit plans. Buyer shall be responsible for any termination or severance payments (including, without limitation, payments attributable to accrued vacation benefits, if any) to any Transferred Employee arising because of the termination of employment with the Buyer on or after the Closing. No provision contained in this Article 7 shall in any way, form or fashion be considered an assumption by the Buyer of any liability or obligation of the Seller to pay severance benefits to any individual, nor shall any such provision be deemed to obligate the Buyer to establish or maintain any severance plan or program for the benefit of any Person with respect to the termination by the Buyer or Eclipsys of any Person's employment on or after the Closing Date.

         (f) Compensation; Salary Increase Set-Aside. Except as otherwise expressly provided herein, the Buyer shall offer employment to the Transferred Employees, on such terms and conditions as shall be determined by Buyer, but each such Transferred Employee who commences employment with the Buyer shall do so at an initial base salary not less than the base salary paid to such employee during the last full year of employment by the Division. Buyer or Eclipsys shall increase the base salary of the Transferred Employees to offset additional out-of-pocket expenses of certain benefit plans in an aggregate amount of up to $115,000.

         (g) Welfare Plans. Effective February 1, 1998, each Transferred Employee other than Transferred Employees listed in Schedule 7(a)(ii) shall be eligible to participate in and be covered under the applicable medical, dental, accident, life, short and long-term disability, non-occupational disability, and other employee welfare benefit plans of the Buyer, if any, which may be changed from time to time thereafter with respect to each and any Transferred Employee, without regard to any applicable eligibility and coverage requirements of such plans; provided, however that the following rules apply:

                  (i) Medical and Dental Plans: If the Transferred Employee,
                      other than a Transferred Employee listed on Schedule 7(a)(ii), previously elected coverage under Seller's medical and dental plans as of January 31, 1998, such Transferred Employee shall be deemed to have elected coverage under Buyer's PPO medical and dental indemnity plans effective February 1, 1998 with the same type of coverage (i.e. family or individual) the Transferred Employee previously elected under Seller's medical and dental plans as of January 31, 1998. Coverage under Buyer's medical and dental indemnity plans shall continue as aforesaid until the Transferred Employee submits the appropriate election form changing medical or dental coverage, which change shall be effective (i) in the event of any Transferred Employee who executes an election form and submits it to the Buyer within 31 days of commencement of such Transferred Employee's employment by the Buyer, such change shall be effective as of the date such form was executed by the Transferred Employee; and (ii) if the Transferred Employee does not execute and deliver such form to the Buyer within 31 days of the commencement of the Transferred Employee's employment by the Buyer, such change will be effective as of the next applicable open enrollment period. If a Transferred Employee listed on Schedule 7(a)(ii) previously elected coverage under Seller's medical and dental plans as of the date his or her employment with Seller terminates and such Transferred Employee becomes employed by Buyer, then such individual shall be deemed to have elected coverage under Buyer's PPO medical and dental indemnity plans effective the date his or her employment commences with the Buyer with the same type of coverage (i.e. family or individual) the Transferred Employee previously elected under the Seller's medical and dental plans as of the date such individual's employment with Seller terminated. Coverage under Buyer's medical and dental indemnity plans shall continue until the Transferred Employee submits the appropriate form changing medical or dental coverage, which change shall be effective in the same manner as set forth in this Section 7(g) with respect to Transferred Employees listed on Schedule 7(a)(i).

              (ii) Life Insurance and Long Term Disability Plan: Coverage will not commence unless the Transferred Employee, including a Transferred Employee listed on Schedule 7(a)(ii), completes and submits the appropriate benefit enrollment form no later than 31 days after he or she commences employment with Buyer and once elected, coverage will be effective the date the enrollment form is executed;

              (iii)  Dependent Care and Medical Reimbursement Account Plans:
                     Coverage will not commence unless the Transferred Employee, including a Transferred Employee listed on Schedule 7(a)(ii), completes and submits the appropriate benefit enrollment form no later than 31 days after he or she commences employment with Buyer and once elected, coverage will become effective the following payroll period.

                (h) Other Benefit Matters. On and after the Closing Date, Seller (or any insurer at Seller's cost) shall continue to process and pay (or cause to be processed and paid) in an expeditious manner and with respect to all Transferred Employees other than Transferred Employees listed on Schedule 7(a)(ii) (and, to the extent applicable, their spouses, dependents and beneficiaries): (A) all claims under such Seller Benefit Plans that provide health and medical, or other welfare benefits submitted for covered expenses incurred on or prior to January 31, 1998, including, but not limited to, (1) covered hospital benefits for any confinements that commenced on or before January 31, 1998, including any covered charges of health care professionals relating to such confinements and (2) any other covered medical or health expenses incurred on or before January 31, 1998; (B) short-term and long-term disability benefits, if any, for disability benefits that commenced on or before January 31, 1998 for the period that each of such affected individuals remain disabled; (C) life and survivor income benefits, if any, for deaths which occur on or prior to the later of (x) January 31, 1998 or (y) the date which is 31 days after the date such Transferred Employee's employment terminates with Seller; (D) workers' compensation benefits for disabilities resulting from a work-related accident which benefit payments have commenced on or prior to January 31, 1998; (E) all benefits that are being, or that may be, paid to, or with respect to, any of such employees who are on medical, personal or other leaves of absence as of January 31, 1998 pursuant to the terms of such Plans as in effect immediately prior to such date (including any subsequent benefit increases); (F) benefits under any spending account," or similar arrangement, under any "cafeteria plan" (as defined under Section 125 of the Code) in accordance with the terms of such plans maintained by Seller, to the extent such benefits are incurred on or before January 31, 1998; and (G) benefits under all other such Seller Benefit Plans which are payable on or before January 31, 1998. With respect to Transferred Employees listed on Schedule 7(a)(ii), Seller shall continue to process and pay the benefits listed in this Paragraph through the date such individuals terminate employment with Seller, provided, however that Seller shall continue to provide life and survivor income benefits, if any, for deaths which occur on or prior to 31 days after the date such Transferred Employee's employment terminates with Seller.

                (i) Third Party Rights. Nothing in this Agreement, express or implied, shall confer upon any employee of the Buyer, Eclipsys, the Division, or the Seller, or any of their respective affiliates or any legal representative thereof or any collective bargaining agent any rights or remedies, including any right to employment, or continued employment for any specific period. Nothing in this Agreement, express or implied, shall be deemed to confer upon any person (or any beneficiary) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (or any beneficiary) shall be entitled to look only to the express terms of any such plan, program, or agreement. Nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties to this Agreement and their respective corporate affiliates.

                (j) Reimbursement of Tuition Expenses. Certain Transferred Employees are currently enrolled in educational programs pursuant to which Seller had agreed to reimburse such employees for their tuition expenses (pursuant to Seller's tuition-reimbursement policies for such employees). Buyer agrees to reimburse any such employee for tuition expenses relating to courses in which such employee was enrolled for any semester that commenced (but did not terminate) prior to the Closing Date to the extent Seller would have similarly reimbursed such expenses in accordance with Seller's policies (which provides for 100% tuition reimbursement). Any courses in which an employee of Buyer enrolls after the Closing Date shall be reimbursed, if at all, in accordance with Buyer's policies.

                (k) Seller Assistance. If Buyer requests from Seller pre-Closing benefit information for Transferred Employees to enable the Buyer to provide credits for deductibles and out-of-pocket limitations with the Buyer's plans within thirty (30) days after the Closing Date, the Seller shall cooperate with the Buyer and its selected insurance companies by providing such information.

                (l) Assumed and Excluded Liabilities. All Liabilities assumed by Buyer under this Section 7 shall be Assumed Liabilities; all Liabilities retained by the Seller under this Section 7 shall be Excluded Liabilities.

                (m) Profit Sharing and Investment Plan Asset Transfer. The parties shall execute the Profit Sharing Transfer Agreement, in the form provided in Exhibit H, within ten business days after the Closing. Thereafter, assets in Seller's Profit Sharing and Investment Plan that relate to the total account balances of Transferred Employees shall be transferred in accordance with the Profit Sharing Transfer Agreement.

                8.    Tax Matters.

                (a) Seller Tax Returns. The Seller will be responsible for the preparation and filing of all tax returns for the Seller for all periods as to which tax returns are due after the Closing Date (including the consolidated, unitary, and combined tax returns for the Seller which include the operations of the Division for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such tax returns.

                (b) Buyer Tax Returns. The Buyer will be responsible for the preparation and filing of all tax returns for the Division for all periods as to which tax returns are due after the Closing Date (other than for taxes with respect to periods for which the consolidated, unitary, and combined tax returns of the Seller will include the operations of the Division). The Buyer will make all payments required with respect to any such tax return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of any of the Division for any period ending on or before the Closing Date.

                (c) Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to tax or additional amounts excluding any Income Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the parties. Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

                (d) Apportioned Obligations. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section 8(d), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

                9. Conditions to Obligation to Close.

                (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)    the representations and warranties set forth in
                            Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing including the execution and delivery of all agreements required to be executed in the form of Exhibits attached hereto (including the agreements specified in Section 6(c), and Sections 6(h)-(n));

                     (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                     (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 9(a)
                            (i)-(iii) is satisfied in all respects;

              (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

              (vi) on or prior to the Closing Date, with respect to any Acquired Assets which cannot be physically delivered to Buyer because they are in possession of third parties, the Seller shall have given irrevocable instructions to the parties in possession thereof that all right, title and interest in and to the same have been vested in the Buyer and that the same are to be held for the Buyer's exclusive use and benefit from and after the Closing, the form of the irrevocable instructions, and the procedures for obtaining acknowledgment of the same from the parties in possession, being satisfactory in form and in substance to the Buyer;

              (vii) at least three days prior to the Closing, the Seller shall deliver to the Buyer UCC lien and judgment and tax lien searches, dated not more than twenty-one (21) days prior to the Closing, for "Emtek Healthcare Systems" at the State level for the States in which the Division has facilities or in which any of the material Acquired
                      Assets are located. Such searches shall be conducted under the name "Emtek Healthcare Systems", which is the name the Seller has used with respect to the Division during the past five years;

              (viii) Seller shall have paid or arranged (on terms and conditions satisfactory to the Buyer) for the payment of all Seller Remuneration, including all severance pay and related benefits for non-Transferred Employees who are entitled to such pay and benefits;

              (ix) Seller shall have executed letters of instruction furnished by Buyer, satisfactory in form and in substance to Seller and Buyer, sufficient to permit the Buyer to deposit such checks or other evidences of indebtedness received by the Buyer on account of any Acquired Asset sold by the Seller to the Buyer pursuant to this Agreement in Buyer's bank accounts in the name of the Buyer for collection on behalf of the Buyer;

              (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required o effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                The Buyer may waive any condition specified in this Section 9(a) if it executes a writing so stating at or prior to the Closing or by proceeding to close the transactions contemplated hereby.

                (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)    the representations and warranties set forth in
                            Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing including the execution and delivery of all agreements required to be executed in the form of Exhibits attached hereto (including the agreements specified in Section 6(c), and Sections 6(h)-(o));

                     (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                     (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 9(b)(i)-(iii) is satisfied in all respects;

                     (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in
                            Section 3(c) and Section 4(c) above; and

                     (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and h other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

                The Seller may waive any condition specified in this Section 9(b) if it executes a writing so stating at or prior to the Closing or by proceeding to close the transactions contemplated hereby.

                10. Remedies for Breaches of this Agreement.

                (a)   Survival of Provisions.

                The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for a period of two (2) years; provided, that (i) the representations and warranties of the Seller in
Section 3(a)-(e) of this Agreement (and any other representation herein as to Seller's conveyance of title to the Acquired Assets) shall survive the Closing indefinitely and (ii) the representations and warranties of Buyer contained in Sections 4(a)-(e) shall survive the Closing indefinitely. All of the covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless the terms of any such covenant or agreement otherwise provide.

                (b) Indemnification Provisions for Benefit of the Buyer.

                     (i) In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 10(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
                            Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however that Seller shall have no obligation to indemnify the Buyer from and against any Adverse Consequence relating to or caused by the breach of any representation or warranty of the Seller contained in Sections 3(f)-(bb) of the Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $500,000 aggregate threshold (prior to which point Buyer cannot bring a claim against Seller but after which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences from the first dollar of Adverse Consequences) and (B) there will be a $2,500,000 aggregate ceiling on the obligation of the Seller to indemnify the Buyer from and against Adverse Consequences relating to or caused by breaches of any representations, warranties or covenants of the Seller contained in the Agreement.

                     (ii) Notwithstanding the foregoing, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences from the first dollar of such Adverse Consequences that the Buyer shall suffer caused proximately by any liability of the Seller which is an Excluded Liability.

                (c) Indemnification Provisions for Benefit of the Seller.

                  (i) In the event the Buyer breaches any of its
                      representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 10(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that Buyer shall have no obligation to indemnify the Seller from and against any Adverse Consequence relating to or caused by the breach of any representation or warranty of the Buyer contained in this Agreement until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $500,000 aggregate threshold (prior to which point Seller cannot bring a claim against Buyer but after which point the Buyer will be obligated to indemnify the Seller from and against all such Adverse Consequences from the first dollar of Adverse Consequences) and (B) there will be a $2,500,000 aggregate ceiling on the obligation of the Buyer to indemnify the Seller from and against Adverse Consequences relating to or caused by breaches of any representations, warranties or covenants of the Buyer contained in the Agreement.

                 (ii) Notwithstanding the foregoing, the Buyer agrees to
                      indemnify the Seller from and against the entirety of any Adverse Consequences from the first dollar of such Adverse Consequences that the Seller shall suffer caused by any liability of the Seller which is an Assumed Liability.

                (d)   Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the
                      "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                 (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

              (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

              (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price.

                (f) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 4 shall be the exclusive remedy of the Buyer and the Seller with respect to the Division and the transactions contemplated by this Agreement.

                (g) Satisfaction of Seller Indemnification. Notwithstanding anything to the contrary set forth herein, in the event Seller is required to satisfy any indemnification claim brought by Buyer pursuant to Section 10(b) hereof, such claim may be satisfied by surrender to Buyer (or Eclipsys) of Eclipsys common stock equal in value to the amount of such claim Seller is obligated to pay. For purposes of the foregoing the value of Eclipsys common stock surrendered in satisfaction of a claim shall be equal to the greater of
(x) the value as of the Closing Date which, for purposes of this Section 10(g) only (and for no other purposes, including valuation of assets or otherwise) is deemed to be $18.00 per share, subject to equitable adjustment for stock splits, stock dividends, recapitalizations and the like, or (y) (A) the average closing prices of the Eclipsys Common Stock as reported on the primary national securities exchange or automated inter-dealer quotation system on which the Eclipsys Common Stock is then listed on each of the five (5) trading days on which it actually traded immediately preceding the date Seller becomes obligated to satisfy such indemnification claim brought by Buyer, or, (B) if such stock does not trade through the foregoing means, the value determined by an appraiser requested by either Eclipsys or Seller (and paid for by the requesting party), which appraiser shall be mutually acceptable to both Eclipsys and Seller, provided, that if such appraiser cannot determine the value within 30 days of such appraiser's retention, then the value in clause (x) above shall be used for purposes hereof.

                11.   Miscellaneous.

                (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure and permit the other Party to participate in the preparation of such release).

                (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                (c) Entire Agreement. This Agreement (including the agreements executed in the form of Exhibits hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than that certain Non-Disclosure Agreement dated as of August 18, 1997 by and between Motorola, Inc. and Eclipsys (which agreement shall survive the Closing).

                (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however. that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Eclipsys nonetheless shall remain responsible for the performance of all of Buyer's obligations hereunder).

                (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally, (ii) after five (5) business days if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below or (iii) after one business day if it is sent by a reputable overnight courier via a reputable overnight courier service with confirmation of receipt and addressed to the intended recipient as set forth below:

If to the Seller:

                Mr. Richard D. Severns
                Land Mobile Products Sector
                Motorola, Inc.
                1301 East Algonquin Road
                Schaumburg, Illinois 60196

                Fax:  (847) 538-3491

Copy to:

                Donald F. McLellan, Esq.
                Corporate Law Department
                Motorola, Inc.
                1303 East Algonquin Road
                Schaumburg, Illinois 60196

                Fax:  (847) 576-3628

If to the Buyer:

                Mr. Harvey J. Wilson
                President and Chief Executive Officer
                Eclipsys Corporation
                777 East Atlantic Avenue
                Suite 200
                Delray Beach, Florida 33483

Copy to:

                Jack Risenhoover, Esq.
                General Counsel
                Eclipsys Corporation
                777 East Atlantic Avenue
                Suite 200
                Delray Beach, Florida 33483

                and

                Andrew J. Cosentino, Esq. and Stephen A. Weiss, Esq. Greenberg, Traurig, Hoffman, Lipoff, Rosen, & Quentel 200 Park Avenue
                15th Floor
                New York, New York 10166

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE WHOLLY IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                (k) Expenses. Each of the Seller and the Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                (n) Bulk Transfer Laws. Each of the Buyer and the Seller hereby waive the requirements of applicable bulk transfer or bulk sales laws.

                IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       ECLIPSYS CORPORATION


                                       By:  /s/ Greg Wilson
                                          -------------------------------------
                                       Name:  Greg Wilson
                                       Title:    Vice President


                                       EMTEK HEALTHCARE CORPORATION


                                       By:  /s/ Greg Wilson
                                          -------------------------------------
                                       Name:  Greg Wilson
                                       Title:    Vice President


                                       MOTOROLA, INC.


                                       By:  /s/ Richard D. Severns
                                            -----------------------------------
                                       Name:  Richard D. Severns
                                       Title:    Senior Vice President

         Exhibits to Exhibit 2.3, the Asset Purchase Agreement between the Registrant, Emtek Healthcare Corporation and Motorola, Inc. dated January 30, 1998, have been omitted pursuant to Item 601(b)(2) of Commission Regulation S-K. The following is a list of omitted Exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request:

Exhibits:

A        Form of Bill of Sale
B        Form of Undertaking
C-1      Most Recent Balance Sheet
C-2      Financial Statements
D        Form of Transition Services Agreement
E        Form of Non-Competition/Non-Solicitation Agreement
F        Form of International Software and Support Agreement
G        Form of Eclipsys Guaranty
H        Form of Motorola-Eclipsys Profit Sharing Transfer Agreement